Exhibit (a)(9)

(Company Registration No. 199502086C)
(Incorporated in the Republic of Singapore)
DISPATCH OF SUPPLEMENTAL CIRCULAR IN RELATION TO REVISION OF TENDER OFFER PRICE BY MEDIARING LTD
SINGAPORE, July 3, 2006 — The Board of Directors (“Board”) of Pacific Internet Limited (“PacNet”) refers to the announcement (the “Revised Offer Announcement”) made on 22 June 2006 by MediaRing Ltd (the “Offeror”), revising its offer to purchase (the “Offer to Purchase”) dated 12 May 2006 in relation to the voluntary conditional cash offer (the “Offer”) by the Offeror to acquire all the issued ordinary shares (the “Shares”) in the capital of PacNet, other than those already held by the Offeror, as at the date of the Offer (the “Revised Offer”).
Further to the announcement made by the Board on 23 June 2006, the Board wishes to announce that PacNet has today dispatched a supplemental circular (the “Supplemental Circular”) to the shareholders of PacNet (the “Shareholders”) in relation to the Revised Offer.
The Supplemental Circular contains the recommendation of the directors of PacNet who are considered independent for the purposes of the Offer (“Independent Directors”), as well as the opinion of KPMG Corporate Finance Pte Ltd (“KPMG Corporate Finance”), the independent financial adviser to the Independent Directors, and other information for Shareholders’ consideration, pursuant to the Singapore Code on Take-overs and Mergers and in compliance with applicable rules and regulations under the U.S. Securities Exchange Act of 1934, as amended.
A copy of the Supplemental Circular will be available on the website of the United States Securities and Exchange Commission at http://www.sec.gov. Shareholders should note that in the Revised Offer Announcement, the Offeror has announced a further and final extension of the expiration date of the Revised Offer until 5:00 p.m., New York City time on 10 July 2006.1 The Offer had previously been scheduled to expire at 12:00 midnight, New York City time on 26 June 2006.
The Revised Offer Announcement further states that the options proposal made to PacNet’s option holders has similarly been extended to 5:00 p.m. New York City time on 10 July 2006.
The directors of PacNet (including those who may have delegated detailed supervision of this Announcement) have taken all reasonable care to ensure that the facts stated and all opinions expressed in this Announcement are fair and accurate and that no material facts have been omitted from this Announcement, and they jointly and severally accept responsibility accordingly.
Where any information has been extracted from published or otherwise publicly available sources (including, without limitation, the Revised Offer Announcement), the sole responsibility of the directors of the Company has been to ensure through reasonable enquiries that such information has been accurately and correctly extracted from such sources or, as the case may be, accurately reflected or reproduced in this Announcement.
By Order of the Board

[1]	The Revised Offer Announcement notes that, under applicable rules and regulations, the Offeror is not permitted to further revise the Offer after 23 June 2006 and/or further extend the Offer past 11 July 2006, unless there is a competing offer and/or with the consent of the Singapore Securities Industry Council. The Offeror reserves the right to extend and/or revise the Offer in the event of a competing offer.

Media, Investors/Analysts Contacts:
Singapore (Media)
Adeline Tan
Corporate Communications Manager
Pacific Internet Limited
Direct Tel: +65 6771 0443
Mobile: +65 9745 6345
Email: tan.adeline@pacific.net.sg
Ng Chip Keng
Weber Shandwick Worldwide (Singapore) Pte Ltd
Direct Tel: +65 6825 8084
Mobile: +65 9623 2166
Email: ckng@webershandwick.com
Singapore (Investors and Analysts)
Mervin Wang
Senior Manager, Investor Relations
Direct Tel: +65 6771 0780
Mobile: +65 97986077
Email: investor@pacific.net.sg
URL: www.pacnet.com/investor
US (Media, Investors/Analysts)
Alan Katz
Cubitt Jacobs & Prosek
Tel: +1 (212) 279 3115 (ext. 211)
Email: alan@cjpcom.com
Editor’s Notes:
About Pacific Internet Limited
Pacific Internet Limited or PacNet (NASDAQ: PCNTF) is the largest telco-independent Internet Communications Service Provider by geographic reach in the Asia Pacific region. The company has direct presence in Singapore, Hong Kong, the Philippines, Australia, India, Thailand and Malaysia. PacNet delivers a comprehensive suite of Internet data, voice and video services to corporate business and consumer customers. For more information, visit www.pacnet.com.
Cautionary Statement
Statements made in this announcement with respect to PacNet’s current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of PacNet. Forward-looking statements include but are not limited to those using words such as “seek”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “project”, “plan”, “strategy”, “forecast” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “may” and “might”. These statements reflect management’s current expectations, beliefs, hopes, intentions or strategies regarding the future and assumptions in light of currently available information. They are subject to a number of risks and uncertainties, including but not limited to (i) changes in the economic, regulatory and political environments in the countries where PacNet operates; (ii) changes and developments in technology and the Internet marketplace; (iii) PacNet’s continued ability to develop and win acceptance of its products and services, which are offered in highly competitive markets; (iv) the success of its joint ventures and alliances; (v) exchange rates, particularly between the Singapore dollar and the U.S. dollar and other currencies in which PacNet makes significant sales or in which its assets and liabilities are denominated; and (vi) the outcome of contingencies. In light of the many risks and uncertainties surrounding the Internet marketplace, the actual results could differ materially from those discussed in the forward-looking statements. PacNet assumes no obligation to update any such statements.